Exhibit 10.1

Bentley Systems, Incorporated

SEVERANCE POLICY FOR KEY EXECUTIVES

Adopted June 26, 2024

1.            Purpose. The purpose of this Severance Policy is to provide a framework in the event of the termination of employment in certain circumstances of one or more key executives (each an “Executive”) of Bentley Systems, Incorporated (the “Company”). This Severance Policy is intended to be (a) an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (b) exempt from the substantive provisions of ERISA as an unfunded plan maintained for purposes of providing benefits for a “select group of management or highly compensated employees” under Section 201(2), 301(a)(3) and 401(a)(1) of ERISA, and will be maintained, interpreted and administered accordingly.

2.            Covered Executives. This Severance Policy shall be applicable to each Executive to the extent such Executive has been designated by the Board of Directors (the “Board”) or the Sustainability Committee of the Board of Directors (the “Committee”) as being covered by this Severance Policy (a “Covered Executive”). Unless otherwise determined by the Board, this Severance Policy shall be administered by the Committee as “Administrator” hereunder. This Severance Policy shall not be applicable to any Executive who is a party to a separate employment, severance, change in control, or similar agreement with the Company or an affiliate thereof (collectively, “Other Agreements”), unless otherwise determined by the Administrator or as set forth under an Other Agreement.

3.            Definitions.

(a) 2020 Plan. “2020 Plan” means the Bentley Systems, Incorporated 2020 Omnibus Incentive Plan (as the same may be amended, restated or supplemented from time to time).

(b) Cause. “Cause,” as it applies to the determination by the Company to terminate the employment of a Covered Executive, shall have the meaning ascribed to it in the 2020 Plan as in effect on the date this Severance Policy is adopted. In the event of a termination by the Company for Cause, a Covered Executive shall have no right to any payments or benefits under this Severance Policy.

(c) Good Reason. “Good Reason,” as it applies to the determination by a Covered Executive to terminate Covered Executive’s employment with the Company shall mean that the Covered Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events that occurs without the Covered Executive’s advance written consent: (i) material diminution in the Covered Executive’s duties or responsibilities; (ii) a material reduction in the Covered Executive’s total on-target cash compensation (i.e., base salary and target annual cash incentive compensation) as in effect for the 12-month period immediately prior to such reduction; or (iii) relocation of the Covered Executive’s principal place of business that will require the Covered Executive to travel a materially greater distance on a regular basis (as compared with the Covered Executive’s prior practice), excluding for the avoidance of doubt any travel for business in the course of performing the award holder’s duties for the Company. “Good Reason Process” shall mean that (a) the Covered Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (b) the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (c) notwithstanding such efforts, the Good Reason condition continues to exist; and (d) the Covered Executive terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred with respect to such matter underlying the Good Reason Process.

(d) Employment Termination. “Employment Termination” shall mean a Covered Executive no longer being an employee of the Company as a result of a termination by the Company without Cause or by Covered Executive with Good Reason.

4.            Result of Termination by the Company without Cause or by Covered Executive with Good Reason. The following provisions shall apply should the Company terminate a Covered Executive’s employment without Cause or should a Covered Executive terminate Covered Executive’s employment with Good Reason:

(a) Severance Pay. The Company shall pay to Covered Executive, for 12 months following the Employment Termination, an amount equal to the average of the base salary and cash incentive compensation actually paid to Covered Executive in the two prior calendar years (i.e., from January 1 to December 31 of such years) payable in accordance with the Company’s usual payroll practices in equal installments over the 12-month period following the Employment Termination.

(b) Medical Plans. The Company will continue, for 12 months following the Employment Termination, coverage for Covered Executive and Covered Executive’s dependent family members under the Company’s (or its applicable affiliate’s) medical plan for the applicable continuation period described in this sentence by paying the COBRA (or other applicable) premium for such coverage (provided that the Company-paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”)), but such coverage shall not extend beyond the period during which the Covered Executive and his or her dependents are eligible for COBRA (or other applicable coverage). Notwithstanding the foregoing, a Covered Executive shall not be entitled to benefits pursuant to this Section 4(b) if and to the extent any statute, regulation or local law of any applicable jurisdiction provides for substantially similar benefits (as determined by the Administrator in its reasonable discretion) in connection with such Covered Executive’s Employment Termination.

(c) Accrued Benefits. Covered Executive shall be entitled to receive all other accrued but unpaid benefits relating to vacations and other executive perquisites through the date of Employment Termination, except that Executive shall not continue to accrue vacation benefits or other executive perquisites after the date of Employment Termination.

(d) Offset. Any payments or benefits payable to a Covered Executive under this Severance Policy will be offset in full by any amounts payable or benefits provided to such Covered Executive pursuant to any statute, regulation or local law in any applicable jurisdiction (collectively, the “Other Arrangements”). In the event any such payment or benefit is first paid or provided to a Covered Executive pursuant to (i) an Other Arrangement, such payment or benefit shall offset in full any payment or benefit to be provided under this Severance Policy and (ii) this Severance Policy, such obligations under the Other Arrangements will be deemed to have been satisfied in full by the corresponding amount paid or benefit provided under the Severance Policy.

5.            Excluded Matters. For the avoidance of doubt, this Severance Policy shall not apply to and shall not cover: (i) any equity compensation paid to, or any equity awards granted to, the Covered Executive under the 2020 Plan or otherwise; or (ii) any deferred compensation owed or owing to the Covered Executive or any pension, retirement or similar compensation or benefits to which the Covered Executive is or may be entitled. Nothing in this Severance Policy shall be deemed to entitle any Covered Executive to continued employment with the Company or its affiliates.

6.            Release of Claims; Additional Requirements; Payment Timing.

(a) Unless otherwise determined by the Administrator, the Company’s obligations under this Severance Policy are contingent upon a Covered Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Covered Executive may have against the Company (whether known or unknown) as of the date of Employment Termination, in such customary form as provided by the Company, which release of claims must be executed and become effective and irrevocable no later than 60 days after the date of Employment Termination (such period beginning on the date of Employment Termination and ending on the 60th day after Employment Termination, the “Release Period”).

(b) The Company shall be entitled to cease all severance payments and benefits to Covered Executive under this Severance Policy in the event of Covered Executive’s breach of any non-competition, non-solicitation, non-disparagement, confidentiality or assignment of inventions covenants contained in any agreement between Covered Executive and the Company or its affiliates (collectively, “Restrictive Covenants Agreements”). As a further condition to the Company’s obligations under this Severance Policy, in the event of a Covered Executive’s Employment Termination prior to a Change in Control (as defined under the 2020 Plan), the Company may require that a Covered Executive enter into a new or amended Restrictive Covenants Agreements.

(c) All payments due to Covered Executive under this Severance Policy shall commence upon the first scheduled payroll date of the Company immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Severance Policy had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event be completed at the time such payments would have been completed had such payments commenced immediately following the date of Employment Termination. Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code and the regulations and applicable guidance thereunder (“Section 409A”), if the Release Period spans two calendar years, the payments due under this Severance Policy shall commence upon the first regularly scheduled payroll date in the second calendar year. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Severance Policy had such payments commenced immediately after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event be completed at the time such payments would have been completed had such payments commenced immediately following the date of Employment Termination.

7.            Section 409A; Section 280G; Withholding.

(a) Section 409A. Notwithstanding any provisions in this Severance Policy to the contrary, if at the time of the Employment Termination the Covered Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such Employment Termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Covered Executive) until the date that is six months following the Employment Termination. Any payment amounts deferred will be accumulated and paid to Covered Executive (without interest) six months after the date of Employment Termination in a lump sum, and the balance of payments due to Covered Executive will be paid as otherwise provided in this Severance Policy. Each payment described in this Severance Policy is designated as a “separate payment” for purposes of Section 409A. For purposes of this Severance Policy, a termination of employment means a “separation from service” as defined in Section 409A. No reimbursement payable to Covered Executive pursuant to any provisions of this Severance Policy or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year and the right to reimbursement may not be liquidated or exchanged for any other benefit, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This Severance Policy will be interpreted, administered and operated in accordance with Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Covered Executive.

(b) Section 280G. To the extent that any of the payments and benefits provided for under this Severance Policy together with any payments or benefits under any other agreement or arrangement between the Company or any of its affiliates and a Covered Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide Covered Executive with an after-tax amount greater than if there was no reduction. Any reduction shall be done in a manner that maximizes the amount to be retained by Covered Executive, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G--1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 7(b) will be next reduced pro rata.

(c) Withholding. All payments and benefits to a Covered Executive under this Severance Policy will be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

8.            Policy Administration.

(a) Administrator; Authority. The Administrator shall be responsible for the general administration and interpretation of this Severance Policy and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to the powers of the Administrator specified elsewhere in this Severance Policy, the Administrator shall have all discretionary powers necessary to discharge its duties under this Severance Policy. The Administrator, in its discretion, shall (i) interpret or construe this Severance Policy, and resolve ambiguities, inconsistencies and omissions, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Severance Policy and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of this Severance Policy and (iii) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of this Severance Policy, including, deciding the eligibility of any person to participate in this Severance Policy and all questions on appeal concerning this Severance Policy. The decision of the Administrator on any disputes arising under this Severance Policy, including, but not limited to, questions of construction, interpretation and administration, shall be final, conclusive and binding on all persons having an interest in or under this Severance Policy. Any determination made by the Administrator shall be given deference in the event it is subject to review in a court of law and shall be overturned by a court only if it is arbitrary and capricious. The Administrator and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator and/or such member by any officer or employee of the Company or any affiliate thereof, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Severance Policy.

(b) Delegation. The Administrator may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under this Severance Policy. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Administrator.

9.            Claims Procedures.

(a) Claim for Benefits. A Covered Executive who believes that Covered Executive is entitled to benefits under this Severance Policy in an amount greater than the amount received may file, or have Covered Executive’s duly authorized representative file a claim with the Administrator. Such claim must be submitted to the Administrator in writing, as follows:

Sustainability Committee

c/o Corporate Secretary

Bentley Systems, Incorporated

685 Stockton Drive

Exton, Pennsylvania 19341-1151

Any such claim must state the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Administrator shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Administrator (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, Covered Executive shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Severance Policy provisions on which the denial is based, (iii) an explanation of the Severance Policy’s appeal procedures, (iv) a description of any additional material or information that is necessary for the claimant to submit or perfect an appeal of Covered Executive’s claim and (v) an explanation of Covered Executive’s right to bring suit under ERISA following an adverse determination upon appeal.

(b) Appeal. If a Covered Executive wishes to appeal the denial of Covered Executive’s claim, Covered Executive (or Covered Executive’s duly authorized representative) shall file a written notice of appeal to the Administrator within 60 days of receiving notice of the claim denial, as follows:

Sustainability Committee

c/o Corporate Secretary

Bentley Systems, Incorporated

685 Stockton Drive

Exton, Pennsylvania 19341-1151

In order that the Administrator may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Severance Policy provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments that the claimant desires to submit in support of the appeal. The Administrator shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Administrator’s written decision shall contain the reasons for the decision and reference to the Severance Policy provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of Covered Executive’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

(c) Claims Procedures Mandatory. The internal claims procedures set forth in this Section 9 are mandatory. If a Covered Executive fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 9, the denial of the claim shall become final and binding on all persons for all purposes.

(d) Requirement to Exhaust Claims Procedures. No person may bring a legal action for any alleged wrongful denial of benefits under this Severance Policy unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator. If a Covered Executive or other interested person challenges a decision of the Administrator, a review by a court of law shall be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above. Issues not raised with the Administrator shall be deemed waived.

(e) Claims Deadline. A Covered Executive must file a claim under the Severance Policy’s claims and appeals procedure or commence legal action by the “Claims Deadline,” which is [12 months] after whichever of the following events happened first: (a) Covered Executive’s first benefit payment under the Severance Policy was made or should have been made; (b) the Administrator first denied Covered Executive’s claim; or (c) Covered Executive first knew or should have known the important facts relating to the Covered Executive’s claim. A Covered Executive is not permitted to bring a claim under the Severance Policy’s claims and appeals procedure or file a legal action after the Claims Deadline. However, if a Covered Executive starts the Severance Policy’s claims and appeals procedures before the Claims Deadline and the Claims Deadline passes before the claims and appeals procedures are completed, the Claims Deadline shall be extended and Covered Executive may still file a legal action during the three-month period after the Administrator sends the final notice denying Covered Executive’s claim.

10.          Successors. The Company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets, to assume the obligations of the Company under this policy and to agree expressly to perform the obligations under this Severance Policy for the express benefit of Covered Executives then participating in this Severance Policy, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Severance Policy, the term “Company” shall include any successor to the Company’s business or assets that assumes this Severance Policy, or that becomes bound by this Severance Policy by operation of law.

11.          Right to Amend. The Company will have the right to amend this Severance Policy to reduce, modify or eliminate the severance benefit or other terms and conditions of this policy in the Company’s sole discretion, but not for the 24-month period following a Change in Control (as defined under the 2020 Plan) and provided that such modification affects all similarly situated participants equally.

12.          Governing Law. This Severance Policy shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof, to the extent the laws of the State of Delaware are not preempted by ERISA.

13.          Notices. Any notice required or permitted by this Severance Policy shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to a Covered Executive at the most recent address of Covered Executive set forth in the personnel records of the Company, and to the Company at its principal place of business, or such other address as any such party may specify in writing.

14.          Source of Funds. Amounts payable to a Covered Executive under this Severance Policy shall be from the general funds of the Company; no separate fund will be established under this Severance Policy, and this Severance Policy will have no assets. A Covered Executive’s rights to unpaid amounts under this Severance Policy shall be solely those of an unsecured creditor of the Company.

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